Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR DECEMBER 2022

Dallas, Texas, December 5, 2022 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $1.067860 per unit, payable on December 29, 2022, to unit holders of record on December 15, 2022. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for September 2022 and the gas production for August 2022. Preliminary production volumes are approximately 59,760 barrels of oil and 1,874,536 Mcf of gas. Preliminary prices are approximately $85.53 per barrel of oil and $6.82 per Mcf of gas.

This month’s distribution is higher than the previous month’s primarily due to increased production due to the timing of receipts through the end of the month as compared to the previous month’s timing of receipts, offset by a decrease in oil pricing and flat pricing for gas.

The production from new horizontal gas wells in Panola County, Texas, has contributed approximately $1,070,000 reflecting August production with an average pricing of $8.57 per Mcf. In addition to these proceeds, the additional 8 wells which were paid upon for the month of August, contributed approximately $180,000. All volumes and pricing are included in the tables below.

Also, revenue of $3,900,000 was received for 4 new additional wells in Panola County reflecting production back through December 2021.

Additionally, for the other 3 horizontal wells, also in Panola County, the receipts were not posted for this month’s distribution.

As more regular monthly receipts are made in the months to come, additional information will be made available.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	59,760	1,874,536	$85.53	$6.82
Prior Month	36,531	983,628	$98.32	$6.82

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of November, approximately $3,889,795 of revenue received will be posted in the following month of December in addition to normal receipts during December. Since the close of business in November and prior to this press release, $1,527,000 in revenue has been received.

Approximately $684,000 for 2022 Ad Valorem taxes was deducted from this month’s distribution as compared to $670,000 this time last year. These payments are normal expenditures at this time of year.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary has been posted on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper - SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839